UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 21, 2016

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

22 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On November 4, 2016, OWC Pharmaceutical Research Corp. (the "Registrant") filed a Form 8-K reporting that it had entered into a Reg S Unit Subscription Agreement (the "Subscription Agreement") with Michepro Holding Ltd, organized under the laws of Cyprus (the "Investor"), pursuant to which the Investor subscribed for and purchased the Registrant's securities for cash consideration of $300,000. Reference is made to the disclosure under Item 3.02 below. A copy of the Subscription Agreement was attached as Exhibit 10.17 to that Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

On November 22, 2016, the Registrant received the proceeds of $300,000 from the Investor under the Subscription Agreement and authorized the issuance of 2,307,692 restricted shares of common stock (the "Shares") to the Investor based upon a subscription price of $0.13 per share. In connection with Subscription Agreement, the Registrant also issued to the Investor Class G and Class H Warrants exercisable as follows: (i) the Class G Warrants are exercisable for a period of twenty-four (24) months to purchase 761,538 additional Shares at an exercise price of $0.25 per Share; and (ii) the Class H Warrants are exercisable for a period of thirty-six (36) months to purchase 761,538 additional Shares at an exercise price of $0.40 per Share.

The issuance of the Shares and Class G and Class H Warrants was made in reliance upon the exemptions provided in Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act.

Item 8.01. Other Events.

On November 21, 2016, the Registrant's wholly-owned subsidiary OWC, received a wire of $100,000 from Medmar LLC, representing the November and December loan installments of $50,000 each under the loan agreement dated September 28, 2016, as reported in the Registrant's Form 8-K filed on September 30, 2016. To date, OWC has received a total of $200,000 of the total loan amount of $300,000, with the remaining two installments of $50,000 each becoming due in January and February 2017.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: November 22, 2016